EXHIBIT 10.20

[LOGO]                     TELEHUBLINK CORPORATION

                              EMPLOYMENT AGREEMENT

This employment Agreement is between TeleHubLink Corporation, a Delaware corporation (THLC or the "Company") and Panos C. Lekkas (the "Employee").

     1) For good and valuable consideration, the Company employs the Employee on the following terms and conditions.

     2) Date of Employment Agreement: Subject to the provisions for termination set forth below, this Agreement will begin on January 27, 2000.

     3) Salary: The Company shall pay Employee a salary of $125,000.00 per year, for the services of the Employee, payable in equal monthly amounts at regular payroll periods, no less frequently than once per calendar month.

     4) Other Compensation: The Company shall pay Employee a car allowance of $500.00 per month.

         Bonus: The Employee will be eligible to earn a bonus of up to $50,000.00 based upon meeting certain agreed milestones defined in Attachment "A" Section One. In the event Employee, et al, accelerate the finished design such that production of silicon can be marketed and generate revenue greater than the budgeted $5.0 million in the initial year 2000, then Employee would be entitled to an additional bonus of $50,000.00.

         In addition, the Compamy shall pay 100% of the premiums to provide family, medical and dental insurance under the Tufts HMO and Dental and Vision provided by HealthPlan Services.

         The Company will provide life insurance of no less than $200,000.00 during the term of this Agreement. Also disability insurance amounting to 2/3rds of the Employee's annual salary will be provided to the Employee at no cost to him. Such benefits and carriers will be chosen at the sole discretion of the company and the Employee will direct benefits.

         Additionally when and if, the company establishes, a qualified retirement plan and other such benefits, including stock options in the Company, the employee shall participate in a similar manner as other senior executives of the Company.

     5) Term: The term of this Agreement shall be for two (2) years and shall automatically renew for successive one (1) year periods unless either party gives the other written notice (90) days prior to the end of the original or any subsequent term. All terms are subject to the termination section of this agreement and shall commence on January
         27, 2000, and shall end on January 27, 2001, automatically renew as described above, or unless both parties mutually agree to extend this agreement or modify it in a manner, which is mutually acceptable to the parties.

     6) Duties and Position: The Company hires the Employee in the capacity of Chief Technology Officer, CTO. In this capacity the Employee's duties will consist mainly of documenting the design, and bringing the wirelessEneryption.com's unique INSECT technology to the marketplace following the general milestones established in the formal agreement between wirelessEncryption.com and THLC. The Employee's duties may be reasonably modified at the Company's direction from time to time, but shall at all times be consistent with the Employee's position as CTO. The Employee and the Company understand and acknowledge that research and development is an uncertain process and the Employee does not guarantee nor represent that a saleable product will result from his development work during the term of this Agreement or at any time. The employee shall be based in Burlington, Massachusetts but the Employee may be required from time to time to perform duties hereunder for reasonably short periods of time outside said area.

     7) Employee to Devote Full Time to Company: The Employee will devote full working time, attention, and energies to the business of the Company and during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain or other pecuniary advantage. Employee is not prohibited from making personal investments in any other businesses provided those investments do no require active involvement in the operation of said companies. Any ideas, inventions or intellectual knowledge relevant to the INSECT technology or other related business ideas, inventions or intellectual knowledge during the term of this agreement are the sole property of the Company unless specifically rejected in writing by the Company in which case the ownership of the ideas, inventions or intellectual property of the specific subject is automatically released to the Employee.

     8) Confidentiality of Proprietary Information: Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing it. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

     9) Reimbursement of Expenses: The Employee may incur reasonable pre-approved company expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall promptly reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

     10) Vacation: The Employee shall be entitled to a yearly vacation of four weeks at full pay and benefits.

     11) Termination of Agreement: Without cause, the Company may terminate this agreement at any time upon 180 days' written notice to the Employee. If the Company terminates the Employee for any reason other than cause, the Company will pay a severance amount equal to six months of the Employee's base pay less taxes and social security required to be withheld, such sum to be paid on the date of termination. The Company shall pay such severance amount in addition to all sums due to the Employee hereunder for the time between such notice of termination and the termination date specified in such notice. If the Company requests, the Employee will continue to perform his duties and be paid his regular salary up to the date of termination. In addition, the Company will pay the Employee on the date of termination all accrued compensation including any relevant bonuses accrued, less taxes and social security required to be withheld. Without cause, the Employee may terminate employment upon 180 days' written notice to the Company. Employee may be required to perform his duties and will be paid the regular salary to date of termination. Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon 30 days' notice to the Employee should any of the following events occur:
          (a) The sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or
          (b) The sale, exchange, or other disposition in one transaction of the majority of the Company's outstanding corporate shares; or
          (c) The Company's decision to terminate its business and liquidate its assets;
          (d) The merger or consolidation of the company with another company;
          (e) Bankruptcy or Chapter 11 Reorganization;

         In case of (a) through (e) above, or if the Employee shall die during the term of this Agreement, or if the Company terminates the Employee without cause, he would be entitled to the termination benefit described in the termination section above and all stock options and all shares of the Company due or potentially due within the termination notice period to the Employee pursuant to the terms of the said Agreement between wirelessEncryption.com and THLC, or otherwise, shall immediately vest.

     12) Death Benefit: Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred.

     13) Restriction on Post Employment Compensation: For a period of six months after the end of employment, the Employee shall not control, consult to or be employed by any business competitive to that conducted by the Company. These areas are further defined as companies engaged in "Designing encryption and authentication ASIC's (application specific integrated circuits), which explicitly are designed for and destined to be in (a) securing wireless e-commerce transactions, cellular telephone communications or palmtop computing, and/or (b) contain embedded in silicon an underlying hardware-based elliptic curve cryptography, and/or also contain simultaneously to the above-described functionality, signal recovery and reconstruction functions."

     14) Assistance in Litigation: Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. If such assistance is furnished by Employee after the termination of this Agreement, then Employee shall be paid at the annual rate set forth above in paragraph 3, together with reimbursement of all out of pocket expenses paid by Employee in connection with such assistance.

     15) Effect of Prior Agreements: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

     16) Settlement by Arbitration: Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

     17) Limited Effect of Waiver by Company: Should Company waive breach of any provision of this Agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

     18) Severability: If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement had not be executed.

     19) Assumption of Agreement by Company's Successors and Assignees: The Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assignees.

     20) Oral Modifications Not Binding: This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

Signed as of the 27th day of January, 2000.

_________________________                       ________________________
Company                                         Employee

                         TELEHUBLINK CORPORATION (THLC)

               Supplemental Attachment "A" to Employment Contract

PANOS LEKKAS BONUS OBJECTIVE:

SECTION ONE:

1) Technical compilation of marketing requirements and consequent definition of functionality content for one or more ASIC's to ensure market-driven development. (Estimated 2/28/00)

2) Creation and compilation of detailed architecture for first ASIC (Estimated end 4/30/00)

3) Creation of complete, demonstrable software-based massive simulator of first ASIC, which can be used for future marketing & business development tasks as well as for cryptanalysis and evaluation by prospective customers. (Estimated end 6/30/00)

4) Finish development of first generation of our ECCDH (elliptic curve cryptographic Diffie-Hellman) key exchange engine delivered as embeddable SW code that will run in an ASIC. (Estimated end 8/31/00)

5) Finish of VHDL-level design first ASIC and sign off for synthesis by silicon foundry and production for beta level (Estimated end 11/30/2000)

Each of the above Objectives carries $10,000.00 payments to be made to Panos C. Lekkas upon the successful completion of the goals.

These objectives should yield first ASIC production prior to the end of year
2000.

ADDITIONAL INCENTIVE:

In the event Panos, et al, accelerate the finished design such that production silicon can be marketed and generate revenue greater than the budgeted $5.0 million then Panos would be entitled to the following bonus:

     IF YEAR 2000 REVENUES (INVOICES ISSUED) EXCEED $5.0 MILLION BY:

     LEVEL 1: 1-20%...Panos would be entitled to $25,000.00 in addition to the bonus described in Section One above.

     LEVEL II 21.50%... Panos would be entitled to $50,000.00 in addition to the bonus described in Section One above.

     ANY AMOUNTS GREATER THAN 50%.. . Panos would be entitled to an additional 3% of Net sales of the incremental revenue amount (i.e. If revenues are $10 million, they exceed Level I and Level II which net Panos $50,000.00, Panos would be entitled to an additional $75,000.00 totaling $125,000.00 bonus.)

     Note: Level I and Level II are NOT cumulative and are either/or (They are indeed disjunctive.)

     This bonus would be paid out upon audited financials at year-end.

The intent of this bonus is to provide incentives that reduce the "time-to-market" availability of product that generates revenue for THLC.

Bruce Young                            Panos Lekkas (Employee)
President/CEO                          Chief Technology Officer
THLC                                   THLC